Exhibit 99.1

Contact:	John R. Lund, CFO Cysive, Inc. 703.259.2300

FOR IMMEDIATE RELEASE

Cysive® Reports First Quarter Results

Reston, Va. – May 7, 2003 – Cysive, Inc. (Nasdaq: CYSV), today announced results for the first quarter ended March 31, 2003.

Revenue for the first quarter of 2003 totaled $87,600. This is compared to revenue of $439,000 for the fourth quarter of 2002, and revenue of $1.4 million for the first quarter of 2002. Net loss for the first quarter of 2003 was ($2.7) million, or ($0.09) per share. This is compared to net loss of ($2.9) million, or ($0.10) per share for the fourth quarter of 2002, and net loss of ($8.3) million or ($0.28) per share for the first quarter of 2002. Cash and interest-bearing investments at March 31, 2003 totaled $129 million. Based on the closing price of $2.58 per share for the Company’s common stock on March 31, 2003, the number of common stock and common stock equivalent shares outstanding on that date was 32,529,631.

“The environment for new technology sales in the first quarter was particularly challenging, and it remains so today,” said Nelson A. Carbonell, Jr., president and chief executive officer of Cysive. “With this uncertain economic climate in mind, we’re executing our strategy as effectively as possible. We have reduced our costs by exiting the services business and shifting to a software product business. Although no new software licenses were signed in the first quarter, the three Cysive Cymbio® maintenance contracts eligible for renewal were all renewed. The positive feedback received from prospects, partners, industry analysts and the press following our recent release of Cysive Cymbio version 3.1 reinforces our belief that we have a leading edge product, and are well positioned for a technology spending recovery.”

“Although we exceeded our prior bottom line guidance and expect to continue to manage our costs,” said John Lund, chief financial officer of Cysive, “we also expect to continue investing in our software product business, particularly in the areas of sales and marketing, and research and development. At the end of the first quarter our overall headcount was 62, reflecting the addition of one person in sales relative to last quarter. Cysive ended the quarter financially strong with $129 million in cash and interest-bearing investments and no debt on the balance sheet. Interest-bearing investments represent government-backed securities, bonds, top rated investment grade commercial paper, and no equity investments. In regards to our stock buyback program, although we purchased no shares in the quarter, we anticipate that we will, from time to time, continue to purchase company stock.”

Forward-Looking Guidance
 At Cysive’s current scale, individual customers can have a material impact on revenue and earnings generation. Due to the continued weakness in IT spending and resulting reduced visibility, it is difficult to forecast license sales of Cysive Cymbio. These factors, when considered in conjunction with Cysive’s conservative revenue recognition policy, suggest that even in the event of additional license sales of Cysive Cymbio, revenue is not expected to be significant in the second quarter ending June 30, 2003.

For the second quarter ending June 30, 2003, Cysive anticipates a loss in the range of ($0.11) – ($0.15) per share.

At June 30, 2003, Cysive anticipates its cash and interest-bearing investments to be in the range of $121 million — $125 million.

About Cysive®
 The Cysive Cymbio Interaction Server™ is User Experience Management (UEM) software that delivers a seamless user experience across devices, applications and intermittent connections. Cysive Cymbio integrates the enterprise where it affects users the most – the presentation tier – providing one corporate face to customers and other users, and enabling the development of consistent, coherent and contextual interactions between your users and the enterprise.

Cysive Cymbio software reduces the cost of multi-channel solutions, and enables rapid front-end integration of third-party systems and newly acquired or merged companies. Cysive Cymbio delivers customers and internal users an experience that increases satisfaction, self-service and productivity, while reducing call center, systems management and software maintenance costs.

Cysive has a 10-year history of innovation in computing and has provided mission-critical business software systems to Global 2000 firms, including Cisco Systems, AT&T, Chase, Equifax, First Union, Schneider National, and DaimlerChrysler, among many others. Cysive is headquartered in Reston, VA and can be found on the Internet at www.cysive.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Cysive’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s annual report on Form 10-K filed with the Commission on March 19, 2003, and its other filings under the 1934 Act as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Cysive is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable securities laws.

- Tables to Follow -

Cysive, Inc.
Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended
	March 31,

	2003	2002

Revenues:
Services	$53	$1,373
Software license	35	1

Total revenues	88	1,374

Direct costs:
Services	7	1,279
Software license	43	30

Total direct costs	50	1,309

Gross profit	38	65

Operating expenses (benefit):
Sales and marketing	1,463	2,965
General and administrative	1,675	2,822
Research and development	787	775
Stock compensation	145	3,214
Restructuring	(337)	—

Total operating expenses	3,733	9,776

Operating loss	(3,695)	(9,711)

Investment income, net	1,015	1,453

Net loss	($2,680)	($8,258)

Basic and diluted loss per share	($0.09)	($0.28)

Weighted average shares outstanding	28,435,948	29,363,442

Cysive, Inc.
Balance Sheets
(In thousands)

	March 31,	December 31,
	2003	2002

	(Unaudited)
Assets:
Current assets:
Cash	$2,543	$8,460
Interest-bearing investments	72,619	60,460
Accounts receivable, net	73	133
Prepaid expenses and current other assets	1,986	2,291

Total current assets	77,221	71,344

Furniture, fixtures and equipment, net	2,341	2,714
Interest-bearing investments, less current portion	53,819	62,976
Other assets	897	897

Total assets	$134,278	$137,931

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$54	$164
Accrued liabilities	1,466	1,708
Deferred revenue	91	114
Accrued restructuring	737	924

Total current liabilities	2,348	2,910

Accrued restructuring, less current portion	3,378	3,837

Total liabilities	5,726	6,747

Commitments and contingencies	—	—

Stockholders’ equity
Preferred stock	—	—
Common stock	312	311
Treasury stock	(27)	(27)
Additional paid-in capital	201,562	201,579
Deferred stock compensation	(165)	(360)
Unrealized gain on interest-bearing investments	1,074	1,205
Accumulated deficit	(74,204)	(71,524)

Total stockholders’ equity	128,552	131,184

Total liabilities and stockholders’ equity	$134,278	$137,931

Cysive, Inc.
Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended
	March 31,

	2003	2002

Cash flows from operating activities:
Net loss	$(2,680)	$(8,258)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	277	461
Amortization	98	100
Stock compensation	145	3,214
Restructuring benefit	(337)	—
Loss on sale of furniture, fixtures and equipment, net	(2)	4
Benefit for doubtful accounts	(64)	—
Changes in assets and liabilities:
Accounts receivable	124	(624)
Prepaid expenses and other current assets	305	637
Income tax receivable	—	10
Other assets	—	(40)
Accounts payable	(110)	(28)
Accrued liabilities	(242)	(343)
Deferred revenues	(23)	155
Restructuring spending	(309)	(622)

Net cash used in operating activities	(2,818)	(5,334)

Cash flows from investing activities:
Purchase of investments	(70,492)	(155,673)
Sale of investments	67,359	168,945
Capital expenditures	(23)	(16)
Proceeds from sales of fixed assets	23	—
Rebates on prior period capital expenditures	—	60

Net cash (used in) provided by investing activities	(3,133)	13,316

Cash flows from financing activities:
Proceeds from sale of common stock	30	62
Exercise of common stock options	4	106
Purchase of treasury stock	—	(217)

Net cash provided by (used in) investing activities	34	(49)

(Decrease) increase in cash	(5,917)	7,933
Cash at beginning of period	8,460	1,484

Cash at end of period	$2,543	$9,417